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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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ULTIMATE ELECTRONICS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement)

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Ultimate Electronics, Inc.
321 West 84th Avenue, Suite A
Thornton, Colorado 80260

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 24, 2003

TO THE STOCKHOLDERS OF ULTIMATE ELECTRONICS, INC.:

        NOTICE IS HEREBY GIVEN that the 2003 Annual Meeting of Stockholders of Ultimate Electronics, Inc., a Delaware corporation (the "Company"), will be held on Tuesday, June 24, 2003, at 8:30 a.m., Mountain Daylight Time, at the Company's corporate office, 321 West 84th Avenue, Suite A, Thornton, Colorado. At the meeting, stockholders will be asked to consider and vote upon:

  1.
  The election of three persons to serve as Class III directors of the Company to hold office until their terms expire in 2006 or until their respective successors are elected;

  2.
  The ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the current fiscal year; and

  3.
  Any other business as may properly come before the meeting or any postponements or adjournments thereof.

        This Notice, the accompanying Proxy Statement and proxy card are first being sent to stockholders of the Company on or about May 30, 2003.

By order of the Board of Directors,

Alan E. Kessock, Secretary

Thornton, Colorado
May 28, 2003

To assure your representation at the Annual Meeting, please sign, date, and return your proxy card in the enclosed envelope, whether or not you expect to attend in person. Stockholders who attend the meeting may revoke their proxies and vote in person.

Ultimate Electronics, Inc.
321 West 84th Avenue, Suite A
Thornton, Colorado 80260

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
JUNE 24, 2003

GENERAL INFORMATION

        This Proxy Statement and the accompanying proxy card are being furnished to the stockholders of Ultimate Electronics, Inc., a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company (the "Board") of proxies to be voted at the 2003 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on Tuesday, June 24, 2003, at 8:30 a.m., Mountain Daylight Time, at the Company's corporate office, 321 West 84th Avenue, Suite A, Thornton, Colorado, and at any adjournment or postponement thereof. This Proxy Statement and the accompanying proxy card are first being mailed to the holders of record of the Company's Common Stock, par value $.01 per share (the "Common Stock"), on or about May 30, 2003.

Purposes of the Annual Meeting

        At the Annual Meeting, holders of record of the Company's Common Stock will be asked to consider and vote upon the following matters:

  1.
  The election of three persons to serve as Class III directors of the Company to hold office until their terms expire in 2006 or until their respective successors are elected;

  2.
  The ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the current year; and

  3.
  Any other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

Record Date; Quorum; Vote Required

        The Board has fixed the close of business on May 2, 2003 (the "Record Date) as the Record Date for determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, 14,582,016 shares of Common Stock were issued, outstanding and entitled to vote. The presence, either in person or by properly executed proxy, of the holders of not less than one-third of the outstanding shares of Common Stock as of the Record Date is necessary to constitute a quorum for the conduct of business at the Annual Meeting. Each share of Common Stock outstanding on the Record Date entitles the holder thereof to one vote on each proposal that may properly come before the Annual Meeting. Directors are elected by a plurality of the votes of the shares of Common Stock entitled to vote on the election and present, in person or by properly executed proxy, at the Annual Meeting. The affirmative vote of a majority of the shares of Common Stock entitled to vote and present, in person or by properly executed proxy, at the Annual Meeting is required for the ratification of the appointment of the independent auditors. There is no cumulative voting in the election of directors.

Proxies

        All shares of Common Stock that are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted FOR the approval of the election of the three nominees as directors of the Company and FOR the ratification of the appointment of Ernst & Young LLP.

        Abstentions may be specified on all proposals (but not on the election of directors) and will be counted as shares present and entitled to vote for purposes of determining the presence of a quorum and in tabulating votes cast on proposals presented to stockholders. Withheld votes will also be counted as shares present and entitled to vote for purposes of determining the presence of a quorum and in tabulating the votes for the election of the three nominees as directors. Consequently, abstentions and withheld votes will each have the same effect as a negative vote.

        Broker non-votes will be counted as shares present for purposes of determining the presence of a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner has transmitted the proxy materials to the beneficial owner and votes on certain routine, uncontested proposals without instructions from the beneficial owner on one proposal, but does not vote on other proposals because the nominee does not have discretionary voting power with respect to non-routine proposals and has not received instructions from the beneficial owner. With respect to the ratification of the appointment of Ernst & Young LLP, broker non-votes will not be counted in tabulating the vote because they are not considered entitled to vote on this proposal.

        Any proxy may be revoked at any time before it is voted by (i) written notice to the Secretary of the Company, (ii) receipt of a proxy properly signed and dated subsequent to an earlier proxy, or (iii) request in person at the Annual Meeting. If not revoked, the shares of Common Stock represented by a properly executed proxy will be voted according to the proxy. The persons named in the proxies will have discretionary authority to vote all proxies with respect to additional matters that are properly presented for action at the Annual Meeting.

        The Board of Directors is soliciting the enclosed proxy on behalf of the Company. The cost of the solicitation shall be borne by the Company. In addition to solicitation by mail, the officers, directors and employees of the Company may solicit proxies in person or by telephone, electronic mail or facsimile transmission. Although no compensation will be paid for such solicitation of proxies, the Company may also request banks and brokers to solicit their customers who have a beneficial ownership interest in the Company's Common Stock, registered in the names of nominees. The Company will reimburse such banks and brokers for their reasonable out-of-pocket expenses. In addition, the Company will also bear the entire cost of the preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional information furnished to stockholders.

        The Company's Annual Report to Stockholders containing the Company's financial statements for the fiscal year ended January 31, 2003 is being mailed to the Stockholders with this Proxy Statement. The Annual Report does not constitute a part of the proxy materials.

PROPOSAL 1—ELECTION OF DIRECTORS

        The Board has nominated for election at the Annual Meeting William J. Pearse, J. Edward McEntire and Clarence D. Hein to serve as Class III directors of the Company until their terms expire in 2006 or until their respective successors are elected. Messrs. Pearse, McEntire and Hein have each consented to being named as a nominee. Each of the nominees is currently a director of the Company. Biographical information regarding each nominee is set forth below. Directors are elected by a plurality of the votes of the shares entitled to vote in the election and, present, in person or by properly executed proxy, at the Annual Meeting.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE
THREE NOMINEES TO SERVE AS CLASS III DIRECTORS

        It is anticipated that proxies will be voted FOR the nominees and the Board has no reason to believe that any nominee will not continue to be a candidate or will not be able to serve as a director if elected. In the event that any nominee named below is unable to serve as a director, the proxy holders named in the proxies will vote for the election of such substitute or additional nominees as the Board may propose.

Nominees and Members of the Board of Directors

        The Board is divided into three classes, each class consisting as nearly as possible of one-third of the total number of directors. Directors hold office for staggered terms of three years or until their successors have been duly elected and qualified. Directors in one of the three classes are elected each year at the annual meeting of stockholders to succeed the directors whose terms are expiring. The Class I directors, whose terms will expire at the 2004 Annual Meeting, are Alan E. Kessock and Robert W. Beale. The Class II directors, whose terms expire at the 2005 Annual Meeting, are David J. Workman, Randall F. Bellows and Larry D. Strutton. The Class III directors, who are standing for re-election at the 2003 Annual Meeting, are William J. Pearse, J. Edward McEntire and Clarence D. Hein. The Board appointed Mr. Hein to a newly created directorship on November 25, 2002 in accordance with Delaware law and the Company's Amended and Restated Certificate of Incorporation and Bylaws and to comply with the Nasdaq requirement for independent directors. Vacancies on the Board may be filled by the affirmative vote of a majority of the remaining directors then in office. A director elected to fill a vacancy (including a vacancy created by an increase in the Board of Directors) shall serve for the full term of the new directorship or of the remainder of the term of the class of directors in which the vacancy occurred.

Directors and Executive Officers

Name	Age	Position	Served as Officer or Director Since	Class/Year in Which Term Expires
William J. Pearse	61	Chairman of the Board, Founder and Director	1968	Class III/2003
J. Edward McEntire	59	Chief Executive Officer and Director	1993	Class III/2003
David J. Workman	46	President, Chief Operating Officer and Director	1985	Class II/2005
Alan E. Kessock	43	Senior Vice President—Finance and Administration, Chief Financial Officer, Secretary, Treasurer and Director	1988	Class I/2004
Neal A. Bobrick	42	Senior Vice President—Sales	1992	Not applicable
Robert W. Beale	66	Director	1993	Class I/2004
Randall F. Bellows	74	Director	1995	Class II/2005
Clarence D. Hein	63	Director	2002	Class III/2003
Larry D. Strutton	62	Director	2001	Class II/2005

        All executive officers hold office at the discretion of the Board.

Biographical Information

        William J. Pearse.    Mr. Pearse is Chairman of the Board and has been an officer and director of the Company since he founded Ultimate Electronics with his wife, Barbara, in 1968. From 1968 to 1992, Mr. Pearse was our President and Chief Executive Officer, and from 1992 to 1997, he served as our Chief Executive Officer. Mr. Pearse is a founding member and former president of the Progressive Retailers' Organization.

        J. Edward McEntire.    Mr. McEntire is the Company's Chief Executive Officer. He has been a director since August of 1997. Mr. McEntire had previously held the position of Vice President of Operations for the Company from February 1995 to August 1997. He was also a non-employee director of the Company from August 1993 to January 31, 1995. From 1993 to January 31, 1995, Mr. McEntire operated JEM Enterprises, a private investing and consulting firm. From 1991 until 1993, he was the President of the Regulatory Products Division of IHS Group, an information publishing company. From 1989 until 1991, Mr. McEntire was the Executive Vice President of Investor Services and, from 1981 until 1988, was the Group Vice President of Standard & Poor's Corporation.

        David J. Workman.    Mr. Workman is the Company's President and Chief Operating Officer. He has been a director since April 1993. He was promoted to Executive Vice President and General Manager in 1991 and then to President and Chief Operating Officer in 1992. From 1985 until 1991, Mr. Workman worked with the Company as Vice President of Sales and Store Operations. He joined the Company in 1979 as a sales associate and was promoted to store manager in 1982. Mr. Workman was part owner of Dakota Sight and Sound from 1976 until 1979.

        Alan E. Kessock.    Mr. Kessock is the Company's Senior Vice President of Finance and Administration, Chief Financial Officer, Secretary and Treasurer and a director. Mr. Kessock has been the Company's Senior Vice President of Finance and Administration since August 1999, its Chief Financial

Officer since 1988 and the Company's Secretary and Treasurer and a director since 1993. Mr. Kessock was the Company's Vice President of Finance and Administration from 1988 to 1999, and joined the Company in 1985 as Controller. From 1981 through 1985, Mr. Kessock worked two years with the accounting firm of KPMG Peat Marwick and two years with American Home Video Corporation.

        Neal A. Bobrick.    Mr. Bobrick is the Company's Senior Vice President of Sales. He was Vice President of Sales and Store Operations from 1992 to 1999. Mr. Bobrick joined the Company in 1981 as a sales associate and was promoted to store manager in 1984. He was made Director of Sales in 1989. Mr. Bobrick has worked in the consumer electronics industry since 1979.

        Robert W. Beale.    Mr. Beale has been a director of the Company since April 1993 and is the President of Beale International, a management consulting firm specializing in mid-sized businesses. Mr. Beale was formerly the Chief Executive Officer and founder of Management Design Associates, a national management consulting firm. He was also an employee of IBM in the marketing division, and a consultant on the staff of Deloitte & Touche.

        Randall F. Bellows.    Mr. Bellows has been a director of the Company since January 1995. Mr. Bellows was a co-founder of Cobe Laboratories, Inc. in 1965. He served as an Executive Vice President of Cobe Laboratories from 1965 until its acquisition by Gambro A.B. in 1990 and as a director until 1995. Since 1992, Mr. Bellows has also served as a director of Scimed Life Systems, Inc, which was acquired by Boston Scientific Corp. in February 1996. Mr. Bellows served as a director of Boston Scientific Corp. from 1996 until May 1999.

        Larry D. Strutton.    Mr. Strutton has been a director of the Company since March 2001. Mr. Strutton was the Publisher and Chief Executive Officer of the Rocky Mountain News from 1990 until his retirement in 2001. He also served as President of the Rocky Mountain News from 1990 to 1997. Prior to joining the Rocky Mountain News in 1990, Mr. Strutton held various executive positions with the Baltimore Sun, Times-Mirror and Detroit Free Press. Mr. Strutton also serves as a director of Gart Sports Company.

        Clarence D. Hein.    Mr. Hein became a director of Ultimate Electronics in November 2002. Mr. Hein founded HEIN + ASSOCIATES LLP, a Southwest regional accounting and consulting firm with offices in Denver, Houston, Dallas, Southern California and Phoenix, in 1977 and has served as Vice Chairman since 2003 and Managing Partner from 1977 until 2003. Prior to starting HEIN + ASSOCIATES LLP, Mr. Hein was with Touche Ross & Co. for over 15 years. During that time, he was Partner-in-Charge of the firm's Denver, Houston, Corpus Christi, Austin, and San Antonio offices. Mr. Hein was a member of Executive Committee of Moores Rowland International, the ninth largest accounting association in the world, from 1988 until 1994. Mr. Hein has served as a member of the Executive Committee of the American Institute of Certified Public Accountants Securities and Exchange Commission Practice Section since October 1984.

Board Committees and Meetings

        The Board held eight meetings during the fiscal year ended January 31, 2003, including one action by written consent. Each of the directors attended at least 75% of the Board meetings held during the fiscal year and at least 75% of the meetings of each committee on which he served. The Board has an Audit Committee and a Compensation Committee but does not have a Nominating Committee or any committee performing a similar function.

        Audit Committee.    The Audit Committee held four meetings during the fiscal year ended January 31, 2003. The Audit Committee reviews the Company's financial reporting process, its system of internal controls, its audit process and its process for monitoring compliance with applicable law. The Audit Committee also is responsible for the engagement of, and evaluates the performance of, the Company's independent accountants. The current members of the Audit Committee are Messrs. Beale, Hein and Strutton.

        Compensation Committee.    The Compensation Committee held two meetings during the fiscal year ended January 31, 2003. The Compensation Committee administers and grants awards under the Amended and Restated 2000 Equity Incentive Plan to executive officers. It also determines the annual compensation for senior management. The current members of the Compensation Committee are Messrs. Beale, Bellows and Strutton.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

        The current members of the Board's Compensation Committee are Messrs. Beale, Bellows and Strutton. No member of the Compensation Committee was, during the last fiscal year, an officer or employee of Ultimate Electronics, or was formerly an officer of Ultimate Electronics or had a disclosable relationship with the Company.

Compensation of Directors

        The Company has adopted compensation and incentive benefit plans to enhance its ability to continue to attract, retain and motivate qualified persons to serve as non-employee directors. The Company pays its non-employee directors $8,000 per year and reimburses each non-employee director for reasonable expenses incurred in attending board meetings. Effective in fiscal 2004, each member of the Audit Committee receives an annual retainer of $4,000, and the Chairperson of the Audit Committee receives an additional annual retainer of $12,000. Also effective in fiscal 2004, each member of the Compensation Committee receives an annual retainer of $1,000, and the chairperson of the Compensation Committee receives an additional annual retainer of $500. Each non-employee director receives an initial grant of a non-statutory stock option ("NSO") to purchase 4,000 shares of Common Stock upon appointment and an annual automatic grant of an NSO to purchase 4,000 shares of Common Stock for his Board service. NSO's issued to non-employee directors under the Amended and Restated 2000 Equity Incentive Plan vest in their entirety and become exercisable one year from the date of grant.

        From February 2002 through June 2002, Mr. Beale performed management consulting services and received $9,604 as payment for such services.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and persons who beneficially own greater than ten percent of a registered class of the Company's equity securities to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Directors, officers and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports filed.

        Based solely upon its review of copies of the Forms 3, 4 and 5 filed with the SEC and amendments thereto submitted to the Company during the most recent fiscal year, and upon written representations from its directors and officers, the Company has determined that no persons failed to file such forms on a timely basis with the Commission, as required by Section 16(a), during the most recent fiscal year or prior fiscal years.

EXECUTIVE COMPENSATION

        The following table sets forth the compensation paid by the Company to its chief executive officer and its four most highly compensated executive officers, other than its chief executive officer, whose salary and bonus exceeded $100,000 for services rendered for the fiscal years ended January 31, 2003, 2002 and 2001.

Summary Compensation Table

		Annual Compensation			Long-term Compensation
Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)(1)	Securities Underlying Options (#)	All Other Compensation ($)
William J. Pearse Chairman of the Board	2003 2002 2001	275,000 275,000 275,000		10,000 — 133,363	5,000 5,000 —	— 56,044 56,500	(2) (2)
J. Edward McEntire Chief Executive Officer	2003 2002 2001	350,000 350,000 325,000		10,000 — 143,005	13,000 15,000 30,000	— — —
David J. Workman President and Chief Operating Officer	2003 2002 2001	375,000 350,000 325,000	(3)	10,000 — 143,005	43,000 15,000 —	— — —
Alan E. Kessock Senior Vice President—Finance and Administration, Chief Financial Officer, Treasurer and Secretary	2003 2002 2001	213,000 205,000 190,000		10,000 — 116,971	8,500 10,000 —	— — —
Neal A. Bobrick Senior Vice President—Sales	2003 2002 2001	213,000 205,000 190,000		10,000 — 116,971	8,500 10,000 —	— — —

(1)
Amounts reflect bonuses paid under the Company's bonus plans. During fiscal 2003, executive officers were awarded one quarterly performance bonus and no annual or discretionary bonuses.

(2)
Amounts represent premiums paid by the Company on a split-dollar life insurance policy, which was terminated in September 2002.

(3)
Amount includes $25,000 earned by Mr. Workman for services rendered as the principal spokesman in the Company's television, radio and print advertisements pursuant to the Exclusive Endorsement Agreement described below. This payment was not acted on by the Compensation Committee since it was not made for services rendered by Mr. Workman in his capacity as an executive officer. This payment is therefore not included in the compensation data set forth in the section of this Proxy Statement entitled "Board Compensation Committee Report on Executive Compensation" (which begins on page 9).

Share Option Grants

        The following table contains further information concerning the share option grants made to our chief executive officer and the four other most highly compensated executives of Ultimate Electronics during the fiscal year ended January 31, 2003.

        Amounts shown as potential realizable values are based on compounded annual rates of share price appreciation of five and ten percent over the ten-year or five-year term of the options, as mandated by rules of the SEC, and are not indicative of expected share price performance. Actual gains, if any, on stock option exercises are dependent on future performance of the overall market, as well as the option holders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved or may be exceeded. The indicated amounts are net of the option exercise price but before taxes that may be payable upon exercise.

Option Grants in the Last Fiscal Year

	Individualized Grants
					Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($)
	Number of Securities Underlying Options Granted (#)
		% of Total Options Granted to Employees in Fiscal Year (%)
Name			Exercise or Base Price ($/share)	Expiration Date
					5%	10%
William J. Pearse	5,000	1.42	30.60	2/5/2007	73,579	207,790
J. Edward McEntire	13,000	3.68	27.82	2/5/2012	227,446	576,393
David J. Workman	43,000	12.17	27.82	2/5/2012	752,321	1,906,530
Alan E. Kessock	8,500	2.41	27.82	2/5/2012	148,715	376,872
Neal A. Bobrick	8,500	2.41	27.82	2/5/2012	148,715	376,872

Option Exercises and Holdings

        The following table sets forth information concerning option exercises by the named executive officers during the fiscal year ended January 31, 2003 and outstanding options held by the named executive officers as of January 31, 2003.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name	Number of Securities Underlying Options Exercised (#)	Value Realized ($)	Number of Shares Underlying Unexercised Options at Fiscal Year End (#) Exercisable/Unexercisable(1)	Value of Unexercised In- the-Money Options at Fiscal Year End ($) Exercisable/Unexercisable (1)(2)
William J. Pearse	0	0	1,666/ 8,334	0/0
J. Edward McEntire	0	0	131,999/33,001	611,014/0
David J. Workman	17,726	299,851	4,999/53,001	0/0
Alan E. Kessock	0	0	35,308/15,167	182,519/0
Neal A. Bobrick	50,000	480,779	16,172/15,167	72,990/0

(1)
If an executive optionee is terminated for cause (defined as the gross violation, as determined by the Board, of our policies and procedures) or violates the noncompete provisions of his option agreement, the Company has the right to repurchase from the executive optionee any shares acquired by him upon exercise of options during the preceding twelve months at the exercise price. Additionally, the Company may require that the executive optionee return to the Company any profits realized during the preceding twelve months on the sale of shares acquired by him upon exercise of options.

(2)
Based on the difference between the option exercise prices (ranging from $3.00 to $31.00) and the closing sale price of the Company's common stock at January 31, 2003 of $9.06 per share.

Employment Agreements

        The Company currently has no employment agreements with any of its officers or employees. In June 1997, however, the Company entered into agreements (each an "Agreement") with each of William J. Pearse, J. Edward McEntire, David J. Workman, Alan E. Kessock and Neal A. Bobrick that establish the terms of the employment of such individuals with the Company in the event of a change in control of the Company, as defined in the Agreements. In the event of any such change in control, or the termination of any such executive's employment in anticipation of a change in control, each executive would, pursuant to the terms of his Agreement, have the right to remain employed by the Company for a period of three years from the date of the change in control, at a level of responsibility and compensation commensurate with his individual responsibilities and compensation in place prior to the change in control. If an executive's employment following a change in control is terminated by the Company for any reason other than cause (as defined in the Agreements) or disability, or the executive terminates his employment because the Company has violated the provision of its Agreement with such executive or because of certain other specified events, the Company is obligated to pay the executive in a cash lump sum, within five days following such termination, all salary and deferred or accrued compensation due the executive, a prorated annual bonus for the portion of the fiscal year for which the executive was employed and two additional years' salary and annual bonus, with the bonus to be based upon the higher of the preceding years' bonus and the annualized bonus for the year in which termination occurs. In the event of any such termination, all options and restricted stock held by the executive also vest in full, and all options remain exercisable for a period of twelve months following termination.

        Four of our executive officers, J. Edward McEntire, David J. Workman, Alan E. Kessock and Neal A. Bobrick, have each also entered into confidentiality and non-compete agreements with the Company. Each agreement provides that none of Messrs. McEntire, Workman, Kessock or Bobrick, as the case may be, will work for any competitor in particular geographic areas for one year after he voluntarily leaves, or is terminated for cause by Ultimate Electronics.

        The Company entered into an exclusive endorsement agreement, effective September 1, 2002, with David J. Workman, its President and Chief Operating Officer, for the promotional services of Mr. Workman as the principal spokesman in the Company's television, radio and print advertisements. The exclusive endorsement agreement has an initial term of five months, which was automatically extended until February 1, 2004, and will be automatically extended on February 1 of each year unless terminated. Mr. Workman has agreed that during the term of the agreement and for a period of five years after termination or expiration of the agreement, he will not represent or endorse any other commercial or retail establishment in the United States. Mr. Workman received a payment of $25,000 following the initial five-month term of the agreement and will receive annual compensation of (i) $50,000 for doing television, radio and print advertisements, (ii) $20,000 for doing radio and print advertisements or (iii) $10,000 for print advertisement only. The Company owns all intellectual property rights in the endorsement materials.

Board Compensation Committee Report on Executive Compensation

        The Compensation Committee of the Board administers the Company's executive compensation program. Robert W. Beale, Randall F. Bellows and Larry D. Strutton, the Compensation Committee's members for the fiscal year ended January 31, 2003, are non-employee directors. The Compensation Committee recommends the compensation of all executive officers of the Company to the Board. In reviewing the compensation of individual executive officers other than the chief executive officer, the Compensation Committee takes under consideration the recommendations of the chief executive officer, published compensation surveys and current market conditions.

        Compensation Programs.    The Company's compensation programs are aimed at enabling it to attract and retain the best possible executive talent and rewarding those executives commensurate with their ability and performance. The Company's compensation programs consist primarily of base salary, a bonus plan and an employee stock option plan.

        Base salary.    The Compensation Committee exercises its discretion in making salary decisions, taking into consideration the levels of base compensation paid to executive officers by other companies in the retail industry as determined from published compensation surveys. Individual salaries for fiscal 2003 were determined by considering (i) the officer's performance as measured against objectives set for such officer for the year and (ii) the Company's performance as measured against certain corporate objectives, such as increases in comparable store sales that exceed increases experienced by competitors, meeting or exceeding budget and overall profitability of the Company as compared to peers in the industry.

        Bonus Plan.    The purpose of the Company's bonus plan is to provide compensation that is at-risk on an annual basis and is contingent on (i) the achievement of certain business objectives and (ii) efforts expended on behalf of the Company. Under the Company's bonus plan, executive officers may be awarded bonuses from an annual bonus pool, quarterly performance bonuses and discretionary bonuses determined by the Board or the Compensation Committee. The parameters under the bonus pool are changed from year to year at the discretion of the Board or the Compensation Committee. In fiscal 2003, the annual bonus pool was equal to 8.43% of pretax earnings, prior to any bonus accrual, in excess of $20,832,773 up to $27,953,778, plus 14% of pretax earnings, prior to any bonus accrual, in excess of $27,953,778. Executives were also eligible for quarterly bonuses based on quarterly earnings goals tied to the annual earnings goals. During fiscal 2003, executive officers were awarded one quarterly performance bonus of $10,000 and no annual or discretionary bonuses.

        Long-Term Incentive Compensation.    The Company's executive compensation program also includes long-term incentives, which currently are limited to the granting of stock options. The purpose of long term incentives is to align an executive's compensation with an executive's contribution to the success of the Company in creating stockholder value. The Compensation Committee believes that long-term compensation provides incentives that encourage the executive officers to own and hold the Company's stock and ties their long-term economic interests directly to those of the Company's stockholders. During fiscal 2003, the Compensation Committee granted options to purchase an aggregate of 353,260 shares to selected individuals employed by the Company. This amount included an option to purchase 13,000 shares granted to each of J. Edward McEntire and David J. Workman, an option to purchase 8,500 shares granted to each of Alan E. Kessock and Neal A. Bobrick and an option to purchase 5,000 shares granted to William J. Pearse. In February 2003, the Board also granted Mr. Workman an additional option to purchase 30,000 shares for his performance and contributions during fiscal 2002.

        Chief Executive Officer Compensation.    The compensation package of J. Edward McEntire, the Company's chief executive officer, was determined in accordance with the principles described above. In fiscal 2003, Mr. McEntire received a base salary of $350,000 and a quarterly bonus of $10,000. The Compensation Committee also approved a grant of an option to purchase 13,000 shares of our common stock to Mr. McEntire in fiscal 2003. In addition, Mr. McEntire received a car allowance and benefits generally available to Company employees in fiscal 2003. The Compensation Committee approved Mr. McEntire's total compensation based on the following factors, which are listed in the order of importance to the Compensation Committee: (1) improvement in the financial performance of the Company and (2) the Company's comparative performance with other companies in its industry.

Ultimate Electronics, Inc. Compensation Committee Robert W. Beale Randall F. Bellows Larry D. Strutton

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under those Acts.

Audit Committee Report

        In accordance with its written charter, the Audit Committee assists the Board in fulfilling its responsibility for the oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. Each of the members of the Audit Committee is independent as defined in Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards. The Audit Committee has adopted, and annually reviews, a charter outlining the practices it follows. The Audit Committee met four times during fiscal 2003.

        The Audit Committee recommended to the Board of Directors the engagement of Ernst & Young LLP as the Company's independent auditors for the year ended January 31, 2003 and reviewed with the Company's financial managers and Ernst & Young LLP, overall audit scopes and plans, the results of audit examinations, evaluations by the auditors of the Company's internal controls and the quality of the Company's financial reporting. Although the Audit Committee has the sole authority to appoint the independent auditor effective fiscal 2004, the Audit Committee will continue its long-standing practice of recommending that the Board ask the stockholders, at their annual meeting, to approve the Audit Committee's selection of the independent auditor.

        In performing its functions, the Audit Committee acts only in an oversight capacity. The Audit Committee reviews the Company's quarterly and annual reporting on Form 10-Q and Form 10-K prior to filing with the Securities and Exchange Commission. In the fourth quarter of fiscal 2003, the Audit Committee began the practice of holding a meeting with management to discuss quarterly sales and earnings announcements in advance of their issuance. Prior to the fourth quarter of fiscal 2003, earnings announcements were reviewed in advance by committee members without a formal meeting. In its oversight role, the Audit Committee relies on the work and assurances of the Company's management, which has the primary responsibility for financial statements and reports, and of the independent auditors, who, in their report, express an opinion on the conformity of the Company's annual financial statements to generally accepted accounting principles.

        The Audit Committee also reviewed and discussed the interim financial information contained in each quarterly earnings announcement and the audited financial statements for the fiscal year ended 2003 with Ernst & Young LLP. The Audit Committee discussed with Ernst & Young LLP matters required to be discussed by the Statements on Auditing Standards No. 61, Communication with Audit Committees, and No. 90, Audit Committee Communications, each as may be modified or supplemented, by the Auditing Standards Board of the American Institute of Certified Public Accountants. The Audit Committee received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as may be modified or supplemented, and discussed with Ernst & Young LLP the independence of such auditors.

        Based on the above-referenced review and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2003 and that Ernst & Young LLP be selected as the Company's independent auditors for the fiscal year ending January 31, 2004.

Audit Committee of Ultimate Electronics, Inc. Robert W. Beale Clarence D. Hein Larry D. Strutton

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under those Acts.

EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information about the shares of our Common Stock that may be issued upon the exercise of options under all of our existing equity compensation plans as of January 31, 2003, including the Original Employee Plan, the Directors' Plan, the 1997 Equity Incentive Plan, Amended and Restated 2000 Equity Incentive Plan, and the Employee Stock Purchase Plan.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options (#)	(b) Weighted- average exercise price of outstanding options ($)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)		(d) Total securities reflected in columns (a) and (c) (#)
Equity compensation plans approved by security holders:
Original Employee Plan	18,703	3.00	—		18,703
Directors' Plan	12,000	9.39	—		12,000
1997 Equity Incentive Plan	296,026	8.34	—		296,026
Amended and Restated 2000 Equity Incentive Plan	537,761	23.34	2,403,240		2,941,001
Employee Stock Purchase Plan	—	—	1,831,287	(1)	1,831,287
Equity compensation plans not approved by security holders(2)	4,000	18.14	—		4,000

Total	868,490	—	4,234,527		5,103,017

(1)
Of the 1,831,287 shares available for future issuance at January 31, 2003, only 456,121 shares were authorized for issuance.

(2)
The Company's compensation plan for non-employee directors provides that each non-employee director receives an option to purchase 4,000 shares upon his election to the Board and an annual grant of an option to purchase 4,000 shares. The 2000 Equity Incentive Plan provides for an automatic grant of an option to purchase 4,000 shares to each non-employee director on February 1 of each year but does not contain a provision for the automatic grant of an option to purchase 4,000 shares to a non-employee director upon his election to the Board. An option to purchase 4,000 shares was granted to a new director upon his election to the Board in November 2002. This option was granted outside the 2000 Equity Incentive Plan.

Performance Graph

        The following graph compares the yearly percentage change in the cumulative total stockholder return on the Common Stock with the cumulative return on the Nasdaq U.S. Stock Market Index and the Nasdaq Retail Trade Stocks Index from January 31, 1998 to January 31, 2003. The graph assumes that $100 was invested in each category on the last trading day of January 1998 and that dividends, if any, were reinvested.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL STOCKHOLDER RETURN
AMONG ULTIMATE ELECTRONICS, INC., THE NASDAQ U.S. STOCK MARKET
INDEX AND THE NASDAQ RETAIL TRADE STOCKS INDEX

        Corresponding index values and Common Stock price values are given below. The dates in such table are utilized because they correspond with the last trading day of the Company's fiscal years.

Last Trading Day of Fiscal Year Ended	Ultimate Electronics, Inc. Index	Nasdaq U.S. Stock Market Index	Nasdaq Retail Trade Stocks Index	Ultimate Electronics, Inc. Closing Stock Price
January 31, 1998	$100.00	$100.00	$100.00	$3.31
January 31, 1999	273.72	156.42	122.27	9.06
January 31, 2000	525.07	239.94	102.01	17.38
January 31, 2001	944.11	171.52	77.25	31.25
January 31, 2002	873.41	120.32	91.26	28.91
January 31, 2003	273.72	83.02	73.51	9.06

        This performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under those acts.

PRINCIPAL STOCKHOLDERS

        The following table sets forth information regarding beneficial ownership of Ultimate Electronics" common stock and stock options exercisable within 60 days of April 30, 2003 held by (i) each person or group of persons known by the Company to own beneficially five percent (5%) or more of the outstanding shares of common stock, (ii) each director of the Company, (iii) each executive officer named in the Summary Compensation Table and (iv) all executive officers and directors of the Company as a group. All information is taken from or based upon ownership filings made by such persons with the Commission or upon information provided by such persons to the Company. Unless otherwise indicated, the stockholders listed below have sole voting and investment power with respect to the shares reported as owned.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Shares Outstanding
AXA Assurances I.A.R.D. Mutuelle(2)	975,086	6.7%
RS Investments Management Co. LLC(3)	852,350	5.9%
T. Rowe Price Associates, Inc.(4)	1,369,900	9.3%
US Bancorp(5)	812,144	5.6%
Wellington Management Company, LLP(6)	931,852	6.4%
Thomas R. Hoffman, Trustee(7)	906,810	6.2%
William J. Pearse(8)	1,797,990	12.3%
J. Edward McEntire(9)	192,854	1.3%
David J. Workman(9)	116,550	*
Alan E. Kessock(9)	48,142	*
Neal A. Bobrick(9)	76,283	*
Robert W. Beale(9)	30,000	*
Randall F. Bellows(9)	28,000	*
Clarence D. Hein	200	*
Larry D. Strutton(9)	8,000	*
All directors and executive officers as a group (9 persons)(10)	2,298,019	15.5%

*
Indicates less than 1.0%

(1)
The address of each of such persons, unless otherwise noted, is c/o Ultimate Electronics, Inc., 321 West 84th Avenue, Suite A, Thornton, Colorado 80260. The percentage of shares owned is based on 14,582,016 shares outstanding as of April 30, 2003. In presenting shares beneficially owned and in calculating each holder's percentage ownership, only options exercisable by such person within 60 days of April 30, 2003 and not options exercisable by any other person are deemed to be outstanding.

(2)
Based on information reported by Mutuelle AXA in its Schedule 13G filed with the Commission on February 12, 2003. The address for this group in the United States is c/o AXA Financial, Inc., 1290 Avenue of the Americas, New York, New York 10104.

(3)
Based on information reported by RS Investments Management Co. LLC and RS Investments Management LP in their Schedule 13G filed with the Commission on February 14, 2003. The address for both entities is 388 Market Street, Suite 200, San Francisco, California 94111.

(4)
Based on information reported by T. Rowe Price Associates, Inc. in its Schedule 13G filed with the Commission on February 5, 2003. The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(5)
Based on information reported by US Bancorp and US Bancorp Asset Management, Inc. in their Schedule 13G filed with the Commission on February 7, 2003. The address for US Bancorp and US Bancorp Asset Management, Inc. is 800 Nicollet Mall, Minneapolis, Minnesota 55402-7020.

(6)
Based on information reported by Wellington Management Company, LLP in its Schedule 13G filed with the Commission on February 12, 2003. The address for Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109.

(7)
Based on information reported by Thomas R. Hoffman in his Schedule 13G filed with the Commission on February 27, 2003. Thomas R. Hoffman of SKB Business Services, 6530 South Yosemite, Greenwood Village, Colorado 80111, is the trustee of the various family trusts with sole voting and dispositive power over the shares held in the trusts.

(8)
Based on information reported by William J. and Barbara A. Pearse in their Schedule 13G filed with the Commission on February 14, 2003. Amount includes 5,000 shares underlying stock options exercisable within 60 days. Mr. Pearse holds 1,792,990 shares with his wife, Barbara A. Pearse, as tenants in common.

(9)
Includes shares underlying options exercisable within 60 days of April 30, 2003 as follows: McEntire (151,332 shares), Workman (24,332 shares), Kessock (41,475 shares), Bobrick (22,339 shares), Beale (30,000 shares), Bellows (18,000 shares), and Strutton (8,000 shares).

(10)
Includes 300,478 shares underlying options exercisable within 60 days of April 30, 2003.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The Company leases its store in Colorado Springs, Colorado from Pearse Investment Company, L.L.L.P., an entity controlled by William J. Pearse, Chairman and a significant stockholder of the Company. The Company has extended the term of the lease to July 1, 2005, and the lease can be cancelled by the Company with nine months notice to the landlord. The Company paid $128,400 in lease payments during fiscal 2003 for the property. In addition, the Company is responsible for all real property taxes and insurance premiums on the property.

        The Company also leases its store in Fort Collins, Colorado from Pearse Investment Company, L.L.L.P. The lease is for a term of 15 years and expires in April 2005. The rent increases annually at a rate equal to the lesser of (i) $6,000 or (ii) an amount based upon the increase, if any, over the prior year in the Denver Consumer Price Index. The Company paid $161,179 in lease payments during fiscal 2003 for the property. The Company is also responsible for all real property taxes and insurance premiums on the property.

        During the fiscal year ended January 31, 2001, the Company purchased land and constructed a retail building in a new location in Colorado Springs, Colorado. The new store opened in November 2000. In February 2001, the Company sold the land and the building to Pearse Investment Company, L.L.L.P. for $4.5 million and at no gain or loss to the Company. The Company also entered into a lease for a term of 15 years at an annual base rent of $427,500. Effective March 1, 2006 and March 1, 2011, the annual base rent increases to $470,265 and $517,272, respectively. The Company paid $427,500 in lease payments during fiscal 2003. The Company is responsible for all real property taxes and insurance premiums on the property. The disinterested directors of our board approved this sale and leaseback transaction.

        Although the Company did not obtain independent appraisals in connection with these transactions, the Company believes that the terms of all of the foregoing transactions were better for the Company than the terms that it would have obtained with independent third parties. All future transactions with Pearse Investment Company, L.L.L.P. or any other affiliate of the Company will be subject to the approval of the Audit Committee and will be on terms believed by the Audit Committee to be no less favorable to the Company than those available from unaffiliated third parties.

        The Company employs William J. Pearse III, the son of William J. and Barbara A. Pearse, as Vice President of Marketing. In fiscal 2003, the Company paid him a salary and bonus of $147,500. The Company employs Daniel N. Workman, the brother of David J. Workman, as a Regional Sales Manager. In fiscal 2003, the Company paid him a salary and bonus of $133,188.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        The firm of Ernst & Young LLP served as independent auditors of the Company for the year ended January 31, 2003. Upon recommendation of the Audit Committee, the Board of Directors has appointed Ernst & Young LLP to serve for the current fiscal year ending January 31, 2004. The Board of Directors is requesting ratification by the stockholders of Ernst & Young LLP's appointment. Representatives of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to any questions that might arise.

        In the event this proposal is defeated, the vote will be considered as a direction to the Board of Directors to select other auditors for the next fiscal year. However, because of the difficulty and expense of making any substitution of auditors after the beginning of a fiscal year, Ernst & Young LLP's appointment for the 2004 fiscal year will be permitted to stand unless the Board of Directors finds other reasons for making a change.

        Services to be performed by Ernst & Young LLP for the 2004 fiscal year will include, audit of the Company's annual financial statements, limited reviews of quarterly financial statements and consultation in connection with various financial reporting and accounting matters. In addition, Ernst & Young LLP audits the Company's 401(k) Retirement Plan.

        Ratification of Ernst & Young LLP's appointment requires the affirmative vote of the holders of a majority of the shares of Common Stock present at the Annual Meeting, in person or by properly executed proxy, and entitled to vote.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE
RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS

Independent Auditors

        General.    Ernst & Young LLP served as independent auditors for the purpose of auditing the Company's consolidated financial statements for the fiscal year ended January 31, 2003 and will continue to serve as the Company's independent auditors for the fiscal year ending January 31, 2004.

        Audit Fees.    The aggregate fees billed for professional services rendered by Ernst & Young LLP for its audit of the Company's annual financial statements for the year ended January 31, 2003, and its review of the financial statements included in the Company's Forms 10-Q for that year, and all other related audit fees were $263,000. Fees for the last annual audit, including quarterly reviews, were $154,000 and all other audit related fees were $109,000. Audit related services generally include fees for 401(k) plan audit, accounting consultations, and SEC registration statements.

        Financial Information Systems and Implementation Fees.    There were no fees for professional services for financial information systems design or implementation rendered by Ernst & Young LLP to the Company for the fiscal year ended January 31, 2003.

        All Other Fees.    The aggregate fees billed to the Company for all other services rendered by Ernst & Young LLP for the year ended January 31, 2003 were $55,000. These fees related primarily to state and local tax consulting and consultations regarding real estate leases.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

        Stockholders may submit proposals on matters appropriate for stockholder action at the Company's 2004 Annual Meeting. The Company must receive such proposals not later than February 26, 2004 to be considered for inclusion in the proxy statement and proxy relating to the 2004 Annual Meeting of Stockholders. Any such proposals should be addressed to: Corporate Secretary, Ultimate Electronics, Inc., 321 West 84th Avenue, Suite A, Thornton, Colorado 80260.

        Stockholder proposals for the 2004 Annual Meeting of Stockholders that are submitted to the Company prior to March 26, 2004 may, at the discretion of the Company, be voted on at the 2004 Annual Meeting of Stockholders. All proposals received after March 26, 2004 will be considered untimely. The Company's bylaws also contain other procedures to be followed for stockholder action, including the nomination of directors.

OTHER MATTERS

        The Board of Directors is not aware of any business to be presented at the Annual Meeting except the matters set forth in the Notice and described in this Proxy Statement. If other matters are presented properly to the stockholders for action at the Annual Meeting and or postponements or adjournments thereof, then the proxy holders named in the proxy intend to vote in their discretion on all matters on which the shares of Common Stock represented by such proxy are entitled to vote.

ULTIMATE ELECTRONICS, INC.
Annual Meeting of Stockholders
June 24, 2003
8:30 a.m.
Ultimate Electronics, Inc.
321 West 84th Avenue, Suite A
Thornton, Colorado 80260

Ultimate Electronics, Inc. 321 West 84th Avenue, Suite A Thornton, Colorado 80260	Proxy

This proxy is being solicited by the Board of Directors for use at the Annual Meeting to be held at 8:30 a.m., Mountain Time, on June 24, 2003, at the Company's corporate office.

The shares of stock you hold in your account will be voted as you specify below.

If no choice is specified, the proxy will be voted "FOR" Proposals One, Two and Three.

By signing the proxy, you revoke all prior proxies and appoint William J. Pearse, J. Edward McEntire, and Alan E. Kessock, or any of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters that may come before the Annual Meeting and all adjournments or postponements thereof, with all powers that you would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in said proxy.

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof.

SEE REVERSE SIDE FOR THE PROPOSALS. If you wish to vote in accordance with the Board of Directors' recommendations, just sign on the reverse side. You need not mark any boxes.

See Reverse Side—Continued and to be Signed on Reverse Side

Please detach here

The Board of Directors Recommends a Vote "FOR" Proposals One, Two and Three.

1.	Election of Directors:	01 William J. Pearse 02 J. Edward McEntire 03 Clarence D. Hein	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratification of appointment of Ernst & Young LLP as independent auditors	☐	For	☐	Against	☐	Abstain
3.	Such other business as may properly come before the meeting or any postponement or adjournment thereof.	☐	For	☐	Against	☐	Abstain
MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW ☐	Dated:	, 2003

Signature(s) in Box (if there are co-owners, both must sign)

This proxy should be dated and signed by the stockholder or his attorney authorized in writing or in any other manner permitted by law. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or authorized officer. If a partnership, please sign in partnership name by an authorized person.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 24, 2003
PROXY STATEMENT ANNUAL MEETING OF STOCKHOLDERS JUNE 24, 2003
GENERAL INFORMATION
PROPOSAL 1—ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
Summary Compensation Table
Option Grants in the Last Fiscal Year
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
EQUITY COMPENSATION PLAN INFORMATION
COMPARISON OF FIVE YEAR CUMULATIVE TOTAL STOCKHOLDER RETURN AMONG ULTIMATE ELECTRONICS, INC., THE NASDAQ U.S. STOCK MARKET INDEX AND THE NASDAQ RETAIL TRADE STOCKS INDEX
PRINCIPAL STOCKHOLDERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING
OTHER MATTERS